AMENDMENT TO EXECUTIVE AGREEMENT
This Amendment to Executive Agreement (this “Amendment”), is entered into on this 19th day of October, 2018 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Lehi, Utah (the “Company”), and Terrence Moorehead (“Executive”).
A.The Company and Executive entered into that Executive Agreement dated September 14, 2018 (the “Agreement”).
B.The Company and Executive now desire to amend certain provisions of the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement and agree as follows:
1.Amendments.
a.    Section 9.1 (Relocation) of the Agreement as amended is hereby amended and restated in its entirety to read as follows:
9.    Relocation. On or before July 1, 2019, Executive shall relocate his primary residence to Utah, within an appropriate daily commuting distance from the Company’s Lehi headquarters. The Company shall provide an upfront payment to Executive in the amount of $425,000 (the “Relocation Payment”). The Relocation Payment shall be paid to Executive within seven (7) days of this Amendment and will be subject to applicable payroll deductions and withholdings. Executive agrees that if Executive has not relocated to Utah, for any reason, on or before July 1, 2019, Executive will re-pay the Company 100% of the relocation payment. Executive expressly agrees that the amount of such repayment may be withheld from Executive’s final paycheck and that Executive will sign additional documentation as needed to authorize this repayment. Additionally, during the first three months following the Date of Employment, the Company will reimburse Executive for airfare to and from New York for him and/or his wife, and, during the three months following the Date of Employment, the Company will also reimburse Executive for hotel expenses in Lehi, or within seventy-five (75) miles thereof. The Company will also gross-up the payments for airfare and hotel by the Company set forth in this Section 9 by 50% (meaning payments will be 150% of the expenses incurred).
b.    Section 2.3 (Employee Benefits) of the Agreement shall be amended to increase the amount of the monthly car allowance set forth in Section 2.3(i) of the Agreement from $1,000 per month to $1,500 per month.
2.    Continued Effectiveness of Agreement. Except as expressly set forth above, the Agreement shall continue in full force and effect in accordance with its terms. In the event of any conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern. Each party hereto represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by or on behalf of such party.

3.     Effective Date of Amendment. This Amendment and the terms contained herein shall be deemed effective as of the Effective Date.

(signature page follows)

COMPANY:                        EXECUTIVE:

NATURE’S SUNSHINE PRODUCTS, INC.        TERRENCE MOOREHEAD

By:     /s/ Joseph Baty                     /s/ Terrence Moorehead

Name:     Joseph Baty

Title:     Chief Financial Officer

[Signature Page to Amendment to Executive Agreement]

3